FILED
FEB 2 0 1996
Secretary of State

STATE OF OREGON

Office of the Secretary of State
Corporate Division

ARTICLES OF AMENDMENT
of
FIRST AUGUST FINANCIAL CORPORATION

Pursuant to ORS 60.477 the President and Secretary of the Corporation adopts the following amendments:

A. Article I shall be amended to read Mortgage Bankers Service Corp., NA.

B. Article III shall be amended to read:

Authorized Capital

The total authorized capital stock of the corporation shall

______________________ *Corporate Secretary*

consist of 50,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value.

Issuance of Preferred Stock in Series

The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the board of directors.

Authority of the Board of Directors

Authority is hereby expressly granted to the board of directors to the limitations prescribed by law, to authorize the issue of one or more series of Preferred Stock, and with respect to each such series to fix by resolution or resolutions providing for the issue of each series the number of shares of such series, the voting powers, full or limited, preferences and relative, participating, optional or other special rights and the qualifications, limitations of restrictions thereof. The authority of the board of directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

(a) The number of shares of such series;

(b) The designation fo such series;

(c) The dividends of such series, the conditions and dates upon which such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or noncumulative;

(d) Whether the shares of such series shall be subject to redemption, the times, prices, rates, adjustments, and other terms and conditions of such redemption;

(e) The terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

(f) Whether or not the shares of such series shall be convertible into

or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation and, if provisions be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(g) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise, including the right to elect a specified number or class of directors, the number or percentage of votes required for certain actions, and the extent to which a vote by class or series shall be required for certain actions;

(h) The restrictions, if any, on the issue or reissue of any Preferred Stock;

(i) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of the assets of, the corporation; and

(j) The extent, if any, to which any committee of the board of directors may fix the designations and any of the preferences or rights of the shares of such series relating to dividends, redemption, dissolution, and distribution of assets of the corporation or the conversion into or exchange of such shares for shares of any other class or classes of stock of the corporation or any other series of the same, or fix the number of shares of any such series or authorize the increase or decrease in the shares of such series.

C. The amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on February 16, 1996 pursuant to ORS 60.437.

AUTHORIZED => 4,785,000
FOR => 4,291,045
AGAINS => -0-